FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Helen Kendrick
408-240-5585
Helen.Kendrick@sunpower.com

SunPower Announces Fiscal Year 2015 Guidance

Company to Triple Upstream Capacity Over Next Five Years

SAN JOSE, Calif., Nov. 13, 2014 - SunPower Corp. (NASDAQ: SPWR) today announced financial guidance for fiscal year 2015 and updated GAAP financial guidance for the fourth quarter of fiscal 2014.

For fiscal year 2015, SunPower expects non-GAAP revenue of $2.4 billion to $2.6 billion, gross margin of 21 percent to 23 percent, net income per diluted share of $1.10 to $1.50, capital expenditures of $300 million to $350 million and gigawatts (GW) recognized in the range of 1.3 GW to 1.4 GW. On a GAAP basis, the company expects revenue of $2.4 billion to $2.6 billion, gross margin of 21 percent to 23 percent and net income per diluted share of $0.55 to $0.95. The company’s 2015 guidance excludes any financial impact that may occur if SunPower decides to pursue the formation of a separately-traded Yieldco vehicle, which is currently under review. The company will update its 2015 guidance if it decides to pursue this strategy. SunPower also remains committed to expand investments in self-developed projects, its technology roadmap and the scope of manufacturing cost reduction initiatives.

SunPower also announced today that it expects to triple upstream capacity over the next five years.  This capacity expansion includes completion of the company’s fourth solar cell fabrication facility, Fab 4, 800 megawatts (MW) of planned solar cell and panel manufacturing capacity in Fab 5, and more than 1 GW additional capacity of Low Concentration PV (LCPV), which leverages the company’s high efficiency solar cell capacity by up to a factor of ten.  SunPower will provide additional details about these capacity expansions at key milestone stages.

SunPower also updated its fourth quarter 2014 GAAP financial guidance to reflect the benefit of approximately $450 million in revenue and $0.80 - $0.90 in earnings per share related to the real estate accounting treatment of its 579-MW Solar Star projects. The company now expects fourth quarter 2014 GAAP revenue of $1.12 billion to $1.17 billion, gross margin of 26 percent to 28 percent and net income per diluted share of $1.00 to $1.25. Fourth quarter 2014 non-GAAP guidance remains unchanged.

SunPower will discuss its fiscal year 2015 outlook during its 2014 Analyst Day to be held today, Nov. 13, 2014, starting at 10:00 a.m. Eastern Time. Please note that the entire event will be webcast and relevant materials will be posted to the company’s website before the event. To listen to the webcast, investors are encouraged to visit the Events and Presentations section of the SunPower Investor Relations page at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP information is reconciled to the closest GAAP equivalent categories in the financial attachment of this press release.

About SunPower

SunPower Corp. (NASDAQ: SPWR) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company’s quarter century of experience and guaranteed performance to provide maximum return on investment throughout the life of the solar system. Headquartered in San Jose, Calif., SunPower has offices in North America, Europe, Australia, Africa and Asia. For more information, visit www.sunpower.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) guidance for fiscal year 2015, including non-GAAP revenue, gross margin, net income per diluted share and GW recognized and GAAP revenue, gross margin and net income per diluted share; (b) updated guidance for the fourth quarter of 2014, including GAAP revenue, gross margin, net income per diluted share; (c) financing strategies for our solar power systems, including our Holdco and Yieldco strategies; (d) our initiatives to expand the scope of our self-developed projects; (e) our expectations regarding investing in our technology roadmap; (f) our manufacturing cost reduction initiatives; and (g) our expectations concerning capacity expansion, including Fab 4, Fab 5, and LCPV capacity expansion plans, and overall expectations that we will triple capacity over the next five years. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the industry and downward pressure on average selling prices; (2) our liquidity, substantial indebtedness, and our ability to obtain additional financing for our projects and our customers, and our ability to monetize Holdco and Yieldco structures, through additional financings or the sale of assets or equity of any Holdco or Yieldco; (3) risks relating to our residential lease business, including risks of customer default, challenges securing lease financing, and declining conventional electricity prices; (4) our ability to meet our cost reduction targets; (5) regulatory changes and the availability of economic incentives promoting use of solar energy; (6) challenges inherent in constructing and maintaining certain of our large projects, such as the Solar Star projects; (7) the success of our ongoing research and development efforts and commercialization of new products and services; (8) fluctuations in our operating results; (9) maintaining or increasing our manufacturing capacity, containing manufacturing costs, and other manufacturing difficulties that could arise; and (10) challenges managing our joint ventures, including our manufacturing joint ventures. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events

SunPower is a registered trademark of SunPower Corp. All other trademarks are the property of their respective owners.

About SunPower’s Non-GAAP Financial Measures

To supplement its consolidated financial results and guidance presented in accordance with GAAP, the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described below. Management adjusts for these items because it does not consider such items when evaluating the core operational activities of the company. The specific non-GAAP measures listed below are revenue, gross margin and net income per diluted share. Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to utility and power plant projects as described below. Non-GAAP gross margin includes adjustments relating to utility and power plant projects, stock-based compensation, non-cash interest expense, and other items as described below. In addition to those same adjustments, non-GAAP net income per diluted share is adjusted for the tax effect of these non-GAAP adjustments as described below. For purposes of the company’s fiscal year 2015 guidance, the net impact of the non-GAAP adjustments associated with (i) utility and power plant projects and (ii) the tax effect of non-GAAP adjustments, related to non-GAAP revenue and non-GAAP net income per diluted share, respectively, were each zero.

Non-GAAP Adjustments

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Utility and power plant projects. The company includes adjustments related to the revenue recognition of utility and power plant projects based on the separately-identifiable components of transactions in order to reflect the substance of the transactions. This treatment is consistent with accounting rules relating to such projects under International Financial Reporting Standards (IFRS). On a GAAP basis, such projects are accounted for under U.S. GAAP real estate accounting guidance. Management calculates separate revenue and cost of revenue amounts each fiscal period in accordance with the two treatments above and the aggregate difference for the company’s affected projects is included in the relevant reconciliation tables below. Over the life of each project, cumulative revenue and gross margin will be equivalent under the two treatments; however, revenue and gross margin will generally be recognized earlier under the company’s non-GAAP treatment than under the company’s GAAP treatment. Among other factors, this is due to the attribution of non-GAAP revenue and margin to the company’s project development efforts at the time of initial project sale as required under IFRS accounting rules, whereas no separate attribution to this element occurs under U.S. GAAP real estate accounting guidance. Within each project, the relationship between the adjustments to revenue and gross margins is generally consistent. However, as the company may have multiple utility and power plant projects in progress at any given time, the relationship in the aggregate will occasionally appear otherwise. Management believes that this adjustment for utility and power plant projects enables investors to evaluate the company's revenue generation performance relative to the direct costs of revenue of its core businesses.

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Stock-based compensation. Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that varies from period to period and is dependent on market forces that are difficult to predict. Due to this unpredictability, management excludes this item from its internal operating forecasts and models. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

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Non-cash interest expense. The company separately accounted for the fair value liabilities of the embedded cash conversion option and the over-allotment option on its 4.5% senior cash convertible debentures issued in 2010 as an original issue discount and a corresponding derivative conversion liability. As a result, the company incurs interest expense that is substantially higher than interest payable on its 4.5% senior cash convertible debentures. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

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Other. Beginning in the first quarter of fiscal 2013, the company combined amounts previously disclosed under separate captions into “Other” when such amounts no longer have a significant impact on the current fiscal period. Management believes that these adjustments provide investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

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Tax effect. This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation non-GAAP net income per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in proportion to earnings for that period. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

For more information about these non-GAAP financial measures as well as other non-GAAP financial measures used by the company, please see the company’s Current Report on Form 8-K filed on October 29, 2014, and the table captioned "2015 Guidance" set forth at the end of this release.

2015 Guidance

2015 GUIDANCE (in thousands except per share data)	Fiscal 2015
Revenue (GAAP)	$2,400,000-$2,600,000
Revenue (non-GAAP)	$2,400,000-$2,600,000
Gross margin (GAAP)	21%-23%
Gross margin (non-GAAP) (1)	21%-23%
Net income per diluted share (GAAP)	$0.55-$0.95
Net income per diluted share (non-GAAP) (2)	$1.10-$1.50

(1)
Estimated non-GAAP amounts above include net adjustments that increase (decrease) gross margin by approximately $(20) million related to utility and power plant projects and $15 million related to stock-based compensation expense.

(2)
Estimated non-GAAP amounts above include net adjustments that increase (decrease) net income by approximately $(20) million related to utility and power plant projects, $65 million related to stock-based compensation expense, $10 million related to non-cash interest expense, and $30 million related to other items.

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